Exhibit 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIS THIRD AMENDMENT (this “Third Amendment”), dated as of September 18, 2013, to the Rights Agreement dated as of September 7, 2010, as amended (the “Rights Agreement”), is made by and between GlobalOptions Group, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, on July 11, 2013 the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, GO Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), Walker Digital, LLC, a Delaware limited liability company (“WD”) and Walker Digital Holdings, LLC, a Delaware limited liability company (the “WDH”), and, pursuant to, and as a condition to closing, the Merger Agreement, the Company must amend the Rights Agreement for the purpose of terminating the Rights Agreement prior to the Effective Time (as defined in the Merger Agreement);

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Company desires to amend certain provisions of the Rights Agreement as set forth herein; and

WHEREAS, the Company has instructed the Rights Agent to enter into this Third Amendment, and an officer of the Company has certified that this Third Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Third Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to the Rights Agreement. A new Section 34 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 34. Termination. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the that certain Agreement and Plan of Merger, by and among the Company, GO Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Walker Digital, LLC, a Delaware limited liability company and Walker Digital Holdings, LLC, a Delaware limited liability company), but only if the Effective Time shall occur, (i) this Rights Agreement shall be terminated and be without further force or effect, (ii) none of the parties to this Rights Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Rights Agreement; provided, however, that notwithstanding the foregoing, Sections 19 and 21 hereof shall survive the termination of the Rights Agreement.”

2. Severability. If any term, provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Third Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

4. Counterparts. This Third Amendment may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page to Follow]

[Signature Page to Third Amendment to Rights Agreement]

IN WITNESS WHEREOF, this Third Amendment is effective as of the day and year first referenced above.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name: Harvey W. Schiller
Title: Chairman and CEO

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Monty Harry
Name: Monty Harry
Title: Vice President

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Third Amendment is in compliance with the terms of Section 26 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this Third Amendment.

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